Exhibit 99.3

AUXILIO, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give the effect to the acquisition by Auxilio, Inc. (“Auxilio”), of CynergisTek, Inc., (“CynergisTek”) following the execution on January 13, 2017, of a Stock Purchase Agreement (the “Agreement”) with CynergisTek and Dr. Michael G. Mathews and Michael H. McMillan pursuant to which CynergisTek was acquired by Auxilio and CynergisTek became our wholly-owned subsidiary (the “Acquisition”). As consideration for the Acquisition, Auxilio, Inc. paid upfront consideration of $14,000,000 in cash, 1,166,666 shares of Auxilio common stock, $0.001 par value (the “Shares”), issuance of Notes Payable totaling $9,000,000 bearing interest at 8% per annum and an earn-out of up to $7,500,000, less a net working capital deficit and less designated transaction expenses.

The unaudited pro forma condensed consolidated financial statements are based upon the estimates and assumptions set forth herein. The unaudited pro forma information has been prepared utilizing the historical financial statements and notes thereto, for which Auxilio and CynergisTek are included herein. The unaudited pro forma financial data does not purport to be indicative of the results which actually would have been obtained had the purchase been effected on the dates indicated or of the results which may be obtained in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of Auxilio, Inc. and the historical financial statements of CynergisTek, Inc. included herein. The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma condensed consolidated balance sheet gives effect to the merger which is accounted for as an acquisition of CynergisTek by Auxilio as if it had occurred on September 30, 2016. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2015, and for the nine months ended September 30, 2016, give effect to the Acquisition as if it had occurred on January 1, 2015.

AUXILIO, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	Auxilio, Inc. September 30, 2016		CynergisTek, Inc. September 30, 2016	Pro Forma Adjustments		Combined Pro Forma September 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$5,391		$54	$766	(a)	$6,211
Accounts receivable, net	7,286		4,472	(2,466)	(b)	9,292
Supplies	1,115		-	-		1,115
Prepaid and other current assets	284		12	55	(b)	351
Total current assets	14,076		4,538	(1,645)		16,969

Property and equipment, net	759		116	(6)	(b)	869
Deposits	41		-	-		41
Intangible assets, net	2,325		-	12,050	(b)	14,375
Goodwill	3,666		-	16,458	(b)	20,124

Total assets	$20,867		$4,654	$26,857		$52,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,046		$307	$2,708	(b)	$9,061
Accrued compensation and benefits	2,561		344	691	(b)	3,596
Line of credit	-		150	(150)	(b)	-
Deferred revenue	494		4,426	(3,005)	(b)	1,915
Deferred income taxes		-	6	(6)	(b)	-
Current portion of long-term liabilities	614		-	-		614

Total current liabilities	9,715		5,233	238		15,186

Term loan, less current portion	875		-	14,000	(c)	14,875
Officer notes payable	-		-	9,000	(c)	9,000
Capital lease obligations less current portion	79		-	-		79

Total liabilities	10,669		5,233	23,238		39,140

Commitments and contingencies

Stockholders’ equity:
Common stock	8		5	(4)	(d)	9
Additional paid-in capital	27,909		-	2,771	(d)	30,680
Accumulated deficit	(17,719)		(584)	852	(d)	(17,451)

Stockholders’ equity (deficit)	10,198		(579)	3,619		13,238

Total liabilities and stockholders’ equity	$20,867		$4,654	$26,857		$52,378

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

AUXILIO, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Nine Months Ended September 30, 2016
	Auxilio, Inc.	CynergisTek, Inc.	Pro Forma Adjustments		Combined Pro Forma
Revenue	$44,004	$ 10,606	$-		$54,610
Cost of revenues	35,359	4,069	-		39,428

Gross profit	8,645	6,537	-		15,182

Selling, general and administrative expenses	7,277	3,230	1,314	(e)(f)(g)	11,821

Operating income	1,368	3,307	(1,314)		3,361

Interest and other income (expense), net	(71)	16	(1,091)	(h)	(1,146)

Income before income taxes	1,297	3,323	(2,405)		2,215

Provision for income taxes	(128)	(52)	(1,130)	(i)	(1,310)

Net income	$1,169	$ 3,271	$(3,535)		$905

Per share data:

Basic net income per share	$0.14				$0.10

Diluted net income per share	$0.14				$0.10

Basic weighted average shares outstanding	8,169		1,167		9,336

Diluted weighted average shares outstanding	8,287		1,167		9,454

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

AUXILIO, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31, 2015
	Auxilio, Inc.	CynergisTek, Inc.	Pro Forma Adjustments		Combined Pro Forma
Revenue	$61,254	$ 11,789	$-		$73,043
Cost of revenues	50,665	5,685	-		56,350

Gross profit	10,589	6,104	-		16,693

Selling, general and administrative expenses	9,612	3,368	2,109	(e)(f)(g)	15,089

Operating income	977	2,736	(2,109)		1,604

Interest and other income (expense), net	492	-	(1,455)	(h)	(963)

Income before income taxes	1,469	2,736	(3,564)		641

Provision for income taxes	(152)	(43)	(930)	(i)	(1,125)

Net income (loss)	$1,317	$ 2,693	$(4,494)		$(484)

Per share data:

Basic net income (loss) per share	$0.16				$(0.05)

Diluted net income (loss) per share	$0.16				$(0.05)

Basic weighted average shares outstanding	8,050		1,167		9,217

Diluted weighted average shares outstanding	8,326		1,167		9,493

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

AUXILIO, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands)

Note 1 — Basis of presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of CynergisTek, Inc.’s s assets acquired and liabilities assumed and conformed the accounting policies of CynergisTek, Inc. to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of CynergisTek, Inc. as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

Note 2 — Financing transactions

The Company acquired CynergisTek, Inc. for approximately $28.3 million, including approximately $14.2 million in cash, approximately $2.8 million in Company stock, loans to the sellers totaling $9.0 million and contingent earn-out fees payable to the sellers with a fair value of approximately $2.3 million. The Company further financed the purchase by entering into a $14 million bank term loan.

Note 3 — Preliminary purchase price allocation

The Company has performed a preliminary valuation analysis of the fair market value of CynergisTek, Inc.’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Cash	$754
Accounts receivable	2,006
Prepaid expenses	67
Fixed assets, net	111
Identified intangible assets	12,050
Goodwill	16,458
Accounts payable and accrued expenses	(659)
Accrued compensation and benefits	(1,036)
Deferred revenue	(1,420)

Total allocated purchase price	$28,331

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in allocations to intangible assets such as trademarks, acquired technology, customer relationships and non-compete agreements as well as goodwill and (2) other changes to assets and liabilities.

Note 4 — Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a) Reflects the add back of approximately $270 thousand in legal fees paid by CynergisTek, Inc. in 2016. Also reflects approximately $200 thousand in cash paid to sellers at close.

(b) Reflects the working capital adjustments based on the purchase price allocation as of the acquisition date as shown in Note 3.

(c) Reflects the new term debt incurred to finance the acquisition of CynergisTek, Inc. The net increase to debt includes (in thousands):

Bank term loan	$14,000
Officers notes payable	$9,000

(d) Represents the elimination of the historical equity of CynergisTek, Inc. and the issuance of common shares to finance the acquisition, as follows (in thousands):

Issuance of 1,166,666 shares of Company common stock	$2,772
Historical shareholder equity	579
Acquisition related legal fees paid by CynergisTek in 2016	268

$3,619

(e) New employment contracts with the two selling shareholders in connection with the acquisition of CynergisTek, Inc. results in an increase in annual compensation for these executives of $285,000 and $380,000, which is reflected in the pro forma statements of operations for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively.

(f) Reflects the addition of intangible assets acquired by the Company at their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of the expected future cash flows. Since all information required to perform a detailed valuation analysis of CynergisTek, Inc.’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions based on publicly available transaction data for the industry. The following table summarizes the estimated fair values of CynergisTek, Inc.’s identifiable intangible assets and their estimated useful lives (in thousands):

	Estimated Fair Value	Estimated Useful Life in Years	Year ended December 31, 2015 Amortization Expense	Nine months ended September 30, 2016 Amortization Expense
Trademarks	$1,550	5	$310	$233
Acquired Technology	8,150	10	815	611
Customer Relationships	2,150	4	537	403
Non-compete Agreements	200	3	67	50
Total	$12,050		$1,729	$1,297

(g) As discussed in (a) above, CynergisTek, Inc. incurred approximately $268,000 in acquisition related legal fees during the nine months ended September 30, 2016. This is added back to the pro forma income statement as a nonrecurring item.

(h) Represents the increase to interest expense resulting from interest on the new bank term debt and shareholder loans to finance the acquisition of CynergisTek, Inc.

A summary of the pro forma adjustment to interest expense (in thousands) follows:

	December 31, 2015	September 30, 2016

Bank term loan	$735	$551
Officers notes payable	720	540
Pro forma adjustment to interest expense	$1,455	$1,091

(a) Represents the increase in income taxes expected to be incurred as a C Corporation.